Opinion of Shaw, Pittman, Potts & Trowbridge as to the legality of the securities being registered by CNL American Realty Fund, Inc.


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                                 June 25, 1997



CNL American Realty Fund, Inc.
400 East South Street, Suite 500
Orlando, Florida  32801

Gentlemen:


            We have acted as counsel for CNL American Realty Fund, Inc., a Maryland corporation (the "Company"), in connection with the registration of up to 16,500,000 shares of common stock of the Company, par value $.01 per share, and having a purchase price of $10.00 each (the "Shares"), pursuant to the Registration Statement on Form S-11 (File No. 333-9943) filed by the Company under the Securities Act of 1933 (the "Registration Statement"), and the proposed sale of the Shares by the Company in accordance with the Registration Statement.

            Based upon an examination and review of such documents as we have deemed necessary, relevant or appropriate, we are of the opinion that the Company has the corporate power to issue the Shares issuable pursuant to the Registration Statement, and upon issuance and delivery in accordance with the Registration Statement, such Shares will be validly issued, fully paid and nonassessable.

            We hereby consent to filing of this opinion as an exhibit to the Registration Statement, with such of the state securities authorities as may require a copy of the opinion, and to the

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use of our name under the caption "Legal Opinions" in the prospectus which constitutes a part of the Registration Statement.

                                            Very truly yours,




                                            SHAW, PITTMAN, POTTS & TROWBRIDGE